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Exhibit 10.49

EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement"), dated as of January 13, 2003 (the "Effective Date"), is made by and among John P. Mitola ("Mr. Mitola") and Electric City Corp., a Delaware corporation (the "Company").

        WHEREAS, Mr. Mitola is currently employed by the Company as its Chief Executive Officer; and

        WHEREAS, Mr. Mitola's employment with the Company has been governed pursuant to an employment agreement dated as of the 18th day of November 1999, under which Mr. Mitola commenced his employment with the Company on January 1, 2000 and which employment agreement expires on December 31, 2002; and

        WHEREAS, the members of the Board of Directors of the Company desire to enter into an employment agreement with Mr. Mitola, which employment agreement will continue the term of Mr. Mitola's employment from January 1, 2003 through December 31, 2005; and

        WHEREAS, the Compensation Committee of the Board of Directors has entered into negotiations with Mr. Mitola in order to mutually agree on the terms and conditions of such continuation of employment; and

        WHEREAS, the agreed upon terms and conditions of Mr. Mitola's continued employment are embodied in this Agreement.

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Mr. Mitola do hereby agree as follows:

        Section 1.    Employment and Duties.    On the terms and subject to the conditions set forth in this Agreement, subject to the approval and ratification of the Compensation Committee of the Board of Directors and subject to the approval and ratification of the Board of Directors, including the approval and ratification of a majority of the independent directors of the Board of Directors, such approvals to be obtained prior to the Effective Date, the Company agrees to employ Mr. Mitola as its Chief Executive Officer to render such services as would be customary for a chief executive officer and to render such other services and discharge such other responsibilities as the Board of Directors of the Company may, from time to time, stipulate and which shall not be inconsistent with the position of Chief Executive Officer. Mr. Mitola's employment pursuant to this Agreement shall commence on January 1, 2003 and terminate on December 31, 2005, unless earlier terminated pursuant to the termination provisions of this Agreement.

        Section 2.    Performance.    (a) Mr. Mitola accepts the employment as set forth in Section 1 herein and agrees to concentrate all of his professional time and efforts to the performance of the services described therein, including the performance of such other services and responsibilities as the Board of Directors of the Company may from time to time stipulate and which shall not be inconsistent with the position of Chief Executive Officer.

        (b)  Without limiting the generality of the foregoing, Mr. Mitola ordinarily shall devote not less than five (5) days per week (except for vacations and regular business holidays observed by the Company) on a full-time basis, during normal business hours Monday through Friday. Mr. Mitola further agrees that when the performance of his duties reasonably requires, he shall be present on the Company's premises or engaged in service to or on behalf of the Company at such times except during vacations, regular business holidays or weekends.

        (c)  Notwithstanding the foregoing, the Company agrees that Mr. Mitola has the right to participate in outside activities, including but not limited to serving on boards of directors for civic, charitable or business organizations, in a paid or unpaid capacity, so long as such activities are not in direct conflict with Mr. Mitola's obligations as outlined herein. Further, Mr. Mitola will have reasonable, limited use of the Company's resources and reasonable time during the Company's business hours to pursue such activities so long as such activities do not unreasonably interfere with his obligations as Chief Executive Officer. When reasonable and consistent with the objectives of the Company, the Company agrees to provide modest financial support to those organizations in which Mr. Mitola becomes involved, subject to prior approval by the Audit Committee of the Board of Directors. Upon request by the Company, Mr. Mitola agrees to furnish to the Company a list of organizations in which he is involved, including a description of his involvement in such organizations and the amount of remuneration received or expected to be received from such involvement.

        Section 3.    Term/Termination.

        3.1    Term.    The term of employment under this Agreement (the "Employment Period") shall commence on January 1, 2003 and shall terminate on December 31, 2005 unless earlier terminated pursuant to the termination provisions set forth herein. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that Mr. Mitola's employment may be terminated only for Due Cause (as hereinafter defined). At the end of the Employment Period, the continuation of Mitola's employment with the Company shall be at the will of the Company and Mr. Mitola on terms and conditions agreed to by the Company and Mr. Mitola and there shall be no obligation on the part of the Company or Mr. Mitola to continue such employment, provided, however, that not later than September 1, 2005, the Company and Mr. Mitola shall provide to each other reasonably specific notice of their respective intentions with regard to continuation of Mr. Mitola's employment subsequent to the Employment Period.

        3.2    Termination for Due Cause.    The Employment Period may be terminated for Due Cause only for the following reasons and upon the terms and conditions set forth in this Section 3.2. The Company, by a vote of a majority of the Board of Directors, including a majority of the independent directors (a "Termination Vote") and upon the consent of the holders of the Company's Series A Convertible Preferred Stock pursuant to Section 2.5(c) of the Stockholders Agreement between such holders and the Company, may terminate the Employment Period, effective upon written notice of such termination to Mr. Mitola, such notice made pursuant to Section 6 herein, in the event of (i) a material breach by Mr. Mitola of his covenants under this Agreement if such material breach is not remedied within fifteen (15) calendar days following written notice by the Company; (ii) commission by Mr. Mitola of theft or embezzlement of property of the Company or other acts of dishonesty of a material nature; (iii) commission by Mr. Mitola of a crime resulting in a material injury to the businesses, properties or reputations of the Company or any of its affiliates; (iv) commission of an act by Mr. Mitola in the performance of his duties hereunder reasonably determined by a majority of the board of directors of the Company to constitute gross, willful or wanton negligence; (v) willful refusal to perform or substantial neglect of the duties assigned to Mr. Mitola pursuant to Section 1 of this Agreement if such refusal or neglect is not remedied within fifteen (15) calendar days following written notice by the Company; or (vi) any significant violation of any statutory or common law duty of loyalty to the Company or its affiliates. All compensation paid to Mr. Mitola shall immediately cease upon termination for Due Cause hereunder except accrued and unpaid compensation and all unvested Stock Options shall immediately expire.

        3.3    Termination Due to Death.    The Employment Period shall be terminated upon the death of Mr. Mitola. All compensation paid to Mr. Mitola shall immediately cease upon such termination except for accrued and unpaid compensation pursuant to Section 4.1 herein and earned but unpaid bonus payments pursuant to Section 4.2 herein. All unvested Stock Options shall immediately become vested.

        3.4    Termination Due to Permanent Total Disability.    The Employment Period shall be terminated upon the Permanent Total Disability (as defined in this Section 3.4) of Mr. Mitola following written notice from the Company. Permanent Total Disability is defined as an inability by Mr. Mitola to perform substantially all of the services required pursuant to this Agreement for a continuous period of one-hundred eighty (180) days or for a period aggregating at least one-hundred eighty (180) days in any consecutive twelve (12) month period when such inability is caused by illness or a physical or mental disability. Such Permanent Total Disability shall be determined by a physician selected jointly by the parties hereto.

        3.5    Termination Other Than Due Cause, Death, Disability or Resignation.    In the event that Mr. Mitola's employment is terminated for reasons other than Due Cause, death, Permanent Total Disability or resignation, then all Stock Options scheduled to vest within one year of the date of such termination shall vest immediately and the Company shall pay as severance compensation to Mr. Mitola the greater of (i) the balance due under the terms of this Agreement or (ii) six (6) months salary compensation at his then annual salary compensation rate, including bonus earned as of the termination date. Any severance compensation paid to Mr. Mitola shall be paid ratably over the remaining payment period following termination. Any bonus compensation earned as of the termination date shall be paid to Mr. Mitola pursuant to the bonus payment schedule set forth in Section 4.2 herein.

        3.6    Termination by Mr. Mitola.    Mr. Mitola may terminate the Employment Period (i) in the event the Company has breached a material term or condition of this Agreement which is not cured or remedied within fifteen (15) days following such breach or (ii) at Mr. Mitola's convenience. In the event that Mr. Mitola's resignation is due to an uncured breach by the Company, such resignation shall be deemed a termination by the Company as without Due Cause for purposes of vesting of Stock Options pursuant to Section 4.3 herein and for payments of salary and bonus compensation as set forth in Sections 4.1 and 4.2, respectively, herein. In the event that the Employment Period is terminated by Mr. Mitola at his convenience, then Mr. Mitola will be due any earned but unpaid salary, vacation and bonus compensation as set forth in Sections 4.1 and 4.3, respectively, herein. All vested stock options not exercised by Mr. Mitola within ninty (90) days following the termination date shall be cancelled. Any unvested Stock Options shall be cancelled as of this termination date.

        3.7    Surrender of Properties.    Upon termination of Mr. Mitola's employment with the Company, regardless of the cause therefore, Mr. Mitola shall promptly be deemed to have resigned from the Company's Board of Directors and as an officer and director of any of the Company's affiliates, if serving as such at that time, and shall surrender to the Company or its affiliates all property provided to him by the Company or its affiliates, as applicable, for use in relation to his employment and further, Mr. Mitola shall surrender to the Company or its affiliates, as applicable, any and all sales materials, lists of customers and prospective customers, price lists, files, patent applications, records, models or other materials and information of or pertaining to the Company or its affiliates or their customers or prospective customers or the products, businesses and operations of the Company or its affiliates.

        3.8    Survival of Covenants.    The covenants of Mr. Mitola set forth in Section 5 herein shall survive the termination of the Employment Period or termination of this Agreement.

        Section 4.    Compensation/Expenses.

        4.1    Salary.    In exchange for the services to be rendered by Mr. Mitola hereunder, the Company agrees to pay, during the Employment Period, a salary at an annual rate of Two-Hundred Fifty-Thousand dollars ($250,000) which salary shall be payable in equal semi-monthly installments, beginning not later than January 15, 2003, or at such other intervals, but not less than once per month, as may be consistent with the Company's normal compensation schedule.

        4.2    Bonus.    (a) Mr. Mitola shall be entitled to a one-time bonus which shall be awarded upon the achievement by the Company of two consecutive calendar quarter periods of positive net income (such net income to be that as reflected in the Company's quarterly reports filed with the Securities and Exchange Commission for such quarterly periods and such quarterly reports to be reviewed by the Company's independent auditors and Audit Committee prior to such filings) (the "Financial Performance Bonus"). The amount of such Financial Performance Bonus shall be Two-Hundred Fifty-Thousand dollars ($250,000), which amount shall be paid to Mr. Mitola in ten (10) equal monthly installments beginning on the first calendar month following the recommendation and approval of payment of the bonus award by the Compensation Committee of the Board of Directors and approval by the Board of Directors, including approval by a majority of the independent directors with respect to the approval by the Board of Directors.

        (b)  The Company shall establish an annual bonus plan of which certain management employees of the Company shall be eligible to participate, which annual bonus plan shall comprise a calendar year (the "Plan Year"). Mr. Mitola will be eligible to participate in such annual bonus plan during the term of this Agreement with goals (the "Annual Goals") established and approved by the Compensation Committee of the Board of Directors and subject to approval of the Board of Directors. Pursuant to this annual bonus plan, Mr. Mitola shall be eligible to earn a bonus equal to 100% of his then current annual base compensation as set forth in Section 4.1 herein. The goals that shall serve as the basis of evaluation for any payments awarded pursuant to the Company's annual bonus plan shall be established and approved by the Compensation Committee of the Board of Directors and approved by the Board of Directors. At the conclusion of the Plan Year, the Compensation Committee of the Board of Directors shall determine the level of success achieved by Mr. Mitola against the Annual Goals and recommend the amount of the annual bonus plan payment to the Board of Directors. If Mr. Mitola's employment is terminated for reasons other than Due Cause or his voluntary resignation, he will be entitled to receive any bonus earned up to the date of termination as reasonably determined by the Compensation Committee. All payments related to the annual bonus plan are subject to the prior approval by the Board of Directors.

        4.3    Stock Options.    (a) The Company hereby grants to Mr. Mitola stock options (the "Stock Options") to purchase Seven-Hundred Fifty-Thousand (750,000) shares of the Company's common stock at a price per share that is equal to the average closing price of the Company's common stock as measured over the thirty (30) trading day period prior to the Effective Date but such price to be not less than the closing price per share of the Company's common stock on the Effective Date (the "Exercise Price"). Such Stock Options shall vest in accordance with the following schedule:

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  On December 31, 2003, so long as Mr. Mitola is employed by the Company as its Chief Executive Officer on such date, Mr. Mitola shall become immediately vested in Stock Options to purchase Two-Hundred Fifty-Thousand (250,000) shares of the Company's common stock at the Exercise Price;

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  On December 31, 2004, so long as Mr. Mitola is employed by the Company as its Chief Executive Officer on such date, Mr. Mitola shall become immediately vested in Stock Options to purchase Two-Hundred Fifty-Thousand (250,000) shares of the Company's common stock at the Exercise Price;

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  On December 31, 2005, so long as Mr. Mitola is employed by the Company as its Chief Executive Officer on such date, Mr. Mitola shall become immediately vested in Stock Options to purchase Two-Hundred Fifty-Thousand (250,000) shares of the Company's common stock at the Exercise Price.

        (b)    Registration Rights.    Mr. Mitola shall have piggy-back registration rights for all shares of the Company's common stock obtained through the exercise of any Stock Options granted pursuant to this Section 4.3 for any registration statement filed by the Company with the Securities and Exchange Commission, except that Mr. Mitola agrees to waive his registration rights for any registration undertaken at the request of, or registration that includes, the holders of the Company's Series A Convertible Preferred Stock and/or the Company's Series C Convertible Preferred Stock and/or the

rights of any other holders of the Company's preferred stock to the extent that such waiver is requested by such holders. In addition, Mr. Mitola agrees that his registration rights shall be subject to underwriter cutbacks as may be requested by an underwriter with respect to a registration of the Company's common stock. The Company shall bear the cost of registering the shares pursuant to this Section 4.3.1.

        (c)    Sale of Assets: Change in Control.    For all purposes of this Agreement, a "Change in Control" shall be deemed to have occurred when (i) the Company is merged or consolidated with another entity which is not then controlled by the Company and, as a result, such merger or consolidation results in at least fifty-one percent (51%) or greater of the Company's common stock being controlled or owned by another entity, or (ii) a majority of the Company's assets are sold or otherwise transferred to another entity that is not then controlled by or affiliated with the Company. Upon the occurrence of a Change in Control, the Stock Options granted pursuant to this Section 4.3 shall be automatically and immediately vested and become exercisable by Mr. Mitola subject to the terms of this Agreement.

        (d)    Terms Governing Stock Options.    Unless otherwise provided herein, the terms of the Stock Options granted pursuant to this Section 4.3 shall be governed in accordance with the provisions of the Company's 2001 Employee Stock Incentive Plan. The Stock Options issued pursuant to this agreement shall be incentive stock options to the extent permitted by law and the terms of the Plan, and the balance shall be non-qualified options. If Mr. Mitola's employment with the Company is terminated for Due Cause (as hereinafter defined) or voluntary resignation, such Stock Options not vested as of such termination date shall terminate. If Mr. Mitola's employment with the Company is terminated for reasons other than Due Cause (except a voluntary resignation) or upon his death or Permanent Total Disability, then any Stock Options vested as of such date shall survive under the terms of this Agreement and any unvested Stock Options as of such date shall then vest pursuant to the terms of this Section 4.3. All granted but unexercised Stock Options shall terminate ten years from the Effective Date of this agreement.

        4.4    Insurance.    During the Employment Period, the Company shall continue to provide, at its expense and if Mr. Mitola continues to be eligible and qualifies for such benefits, (i) long-term disability insurance providing for disability benefits substantially equivalent to such benefits currently provided to him, (ii) term life insurance benefits substantially equivalent to such benefits currently provided to him, (iii) medical and dental (if offered by the Company) insurance for Mr. Mitola and his family substantially equivalent to such benefits provided to other employees of the Company, (iv) directors and officers liability insurance, in such amount as may be determined by the board of directors of the Company, but not in an amount that may be inconsistent with the statutory limitations of such insurance under the laws of the State of Delaware and (v) any other benefits offered from time-to-time to other executives of the Company. Mr. Mitola agrees to submit to any medical or other examination and to execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance.

        4.5    Automobile Allowance.    Mr. Mitola shall be entitled to an automobile allowance of $550.00 per month.

        4.6    Business Expenses.    Mr. Mitola shall be reimbursed for business-related expenses that he incurs pursuant to his employment with the Company, such expenses to be timely submitted and reasonable, and subject to review and approval by the Audit Committee of the Board of Directors. Mr. Mitola shall provide the Company with expense reports detailing business-related expenses and supporting documentation and other substantiation of such expenses that conform to the reporting requirements of the Company and requirements of the Internal Revenue Service. Mr. Mitola may request reimbursement advances equal to the amounts of business-related expenses submitted but such advances may be subject to subsequent adjustment following review and approval by the Audit Committee.

        4.7    Vacation.    Mr. Mistarz shall be entitled to twenty (20) paid vacation days per calendar year. Any unused vacation time may not be accumulated and carried over to the next calendar year.

        Section 5.    Covenants of Mr. Mitola.

        5.1    Confidentiality.    During the Employment Period and following the termination thereof for any reason, Mr. Mitola shall not disclose or make any use of, for his own benefit or for the benefit of a business or entity other than the Company or its affiliates, any secret or confidential information, lists of customers and prospective customers or any other information of or pertaining to the Company or its affiliates that is not generally known within the trade of the Company or its affiliates or which is not publicly available.

        5.2    Inventions and Secrecy.    Except as otherwise provided in this Section 5.2, Mr. Mitola (i) shall hold in a fiduciary capacity for the benefit of the Company and its affiliates, all secret and confidential information, knowledge, or data of the Company and its affiliates obtained by Mr. Mitola during his employment by the Company, which is not generally know to the public or recognized as standard practice (whether or not developed by Mr. Mitola) and shall not, during his employment by the Company and following the termination of such employment for any reason, communicate or divulge any such information, knowledge or data to any person or entity other than the Company or its affiliates or persons or entities designated by the Company; (ii) shall promptly disclose to the Company all inventions, ideas, devices and processes made or conceived by him along or jointly with others, from the time of entering the Company's employ and until such employment is terminated and for a one (1) year period following such termination, relevant or pertinent in any way, whether directly or indirectly, to the Company or its affiliates or resulting from or suggested by any work which he may have done for or at the request of the Company or its affiliates; (iii) shall at all times during his employment with the Company, assist the Company and its affiliates in every proper way (at the expense of the Company) to obtain and develop for the benefit of the Company patents on such inventions, ideas, devices and processes, whether or not patented; and (iv) shall doe all such acts and execute, acknowledge and deliver all such instruments as may be necessary or desirable in the opinion of the Company to vest in the Company, the entire interest in such inventions, ideas, devices and processes referred to in this Section 5.2.

        5.3    Competition Following Termination.    Within the two (2) year period following termination, for any reason, of Mr. Mitola's employment with the Company, Mr. Mitola shall not, without the prior written consent of the Company, which consent may be withheld at the sole discretion of the Company, (i) engage directly or indirectly, whether as an officer, director, stockholder (of 10% or more of such entity), partner, majority owner, managerial employee, creditor, or otherwise with the operation, management or conduct of any business that competes with the businesses of the Company or its affiliates being conducted at the time of such termination; (ii) solicit, contact, interfere with, or divert any customer served by the Company or its affiliates, or any prospective customer identified by or on behalf of the Company or its affiliates (such customers and prospective customers existing or identified by the Company as of the date of Mr. Mitola's termination) if such intention is to divert business from or compete with the Company; or (iii) solicit any person then or previously employed by the Company or its affiliates to join Mr. Mitola, whether as a partner, agent, employee or otherwise, in any enterprise engaged in a business similar to the businesses of the Company or its affiliates being conducted at the time of such termination.

        5.4    Acknowledgement.    Mr. Mitola acknowledges that the restrictions set forth in this Section 5 are reasonable in scope and essential to the preservation of the businesses and proprietary properties of the Company and its affiliates and that the enforcement thereof will not in any manner preclude Mr. Mitola, in the event of his termination of employment with the Company, from becoming gainfully employed in such manner and to such extent as to provide a reasonable standard of living for himself, the members of his family and those dependent upon him of at least the sort and fashion to which he and they have become accustomed and may expect.

        5.5    Severability—Covenants.    The covenants of Mr. Mitola contained in this Section 5 shall each be construed as any agreement independent of any other provision in this Agreement and the existence of any claim or cause of action of Mr. Mitola against the Company or its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or its affiliates of such covenants. The parties hereto expressly agree and contract that it is not the intention of any party to violate any public policy, statutory or common law, and that if any sentence, paragraph, clause or combination of the same of this Agreement is in violation o the law of any state where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful and the remainder of such provision and this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

        Section 6.    Indemnification.    In addition to any rights Executive may have under the Company's charter or by-laws, the Company agrees to indemnify Executive and hold Executive harmless, both during the Term and thereafter, against all costs, expenses (including, without limitation, fines, excise taxes and attorneys' and accountants' fees) and liabilities (other than settlements to which the Company does not consent, which consent shall not be unreasonably withheld) (collectively, "Losses") reasonably incurred by Executive in connection with any claim, action, proceeding or investigation brought against or involving Executive with respect to, arising out of or in any way relating to Executive's employment with the Company or Executive's service as a director of the Company; provided, however, that the Company shall not be required to indemnify Executive for Losses incurred as a result of Executive's intentional misconduct or gross negligence (other than matters where Executive acted in good faith and in a manner he reasonably believed to be in and not opposed to the Company's best interests). Executive shall promptly notify the Company of any claim, action, proceeding or investigation under this paragraph and the Company shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected by the Company; provided that Executive shall have the right to employ counsel to represent him (at the Company's expense) if Company counsel would have a "conflict of interest" in representing both the Company and Executive. The Company shall not settle or compromise any claim, action, proceeding or investigation without Executive's consent, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required if the settlement entails only the payment of money and the Company fully indemnifies Executive in connection therewith. The Company further agrees to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by the Executive in connection with any such claim, action, proceeding or investigation. The Company currently maintains a policy of directors' and officers' liability insurance covering Executive and, nothwithstanding the expiration or earlier termination of this Agreement, the Company shall maintain a directors' and officers' liability insurance policy covering Executive for a period of time following such expiration or earlier termination equal to the statute of limitations for any claim that may be asserted against Executive for which coverage is available under such directors' and officers' liability insurance policy. The provisions of this paragraph shall survive the termination of this Agreement for any reason.

        Section 7.    Notice.    Any notice required or permitted hereunder shall be made in writing (i) either by actual delivery of the notice into the hands of the party hereunder entitled, or (ii) by the mailing of the notice in the United States mail, certified mail, return receipt requested, all postage prepaid and addressed to the party to whom the notice is to be given at the party's respective address set forth below, or such other address as the parties may from time to time designate by written notice as provided herein.

If to the Company:

Attn: General Counsel
Electric City Corp.
1280 Landmeier Road
Elk Grove Village, IL 60007

If to Mr. Mitola:

Mr. John Mitola

        The notice shall be deemed to be received in case (i) on the date of actual receipt by the party and in case (ii) three days following the date of the mailing.

        Section 8.    Amendment and Waiver.    No amendment or modification of this Agreement shall be valid or binding upon: (i) the Company unless made in writing and signed by an officer of the Company, duly authorized by the Board of Directors of the Company or; (ii) Mr. Mitola unless made in writing and signed by him. The waiver by the Company or Mr. Mitola of the breach of any Provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of such party.

        Section 9.    Governing Law/Arbitration.    (a) The validity and effect of this Agreement and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to the principles of conflicts of laws thereof.

        (b)  The parties hereto agree that in the event of any and all disagreements and controversies arising from this Agreement or any other agreements between the Company and Mr. Mitola the breach, termination or validity thereof or the past, present and future dealings between the parties, such disagreements and controversies shall be subject to binding arbitration as arbitrated in accordance wit the then current Commercial Arbitration Rules of the American Arbitration Association (the "AAA") in Chicago, Illinois before one neutral arbitrator. Such arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of written notice of said disagreement or controversy. If the parties cannot mutually agree to an arbitrator within thirty (30) days, then the AAA shall designate the arbitrator. Either party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Without waiving any remedy under this Agreement, either party may also seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal's determination of the merits of the controversy). In the event of any such disagreement or controversy, neither party shall directly or indirectly reveal, report, publish or disclose any information relating to such disagreement or controversy to any person, firm or corporation not expressly authorized by the other party to receive such information or use such information or assist any other person in doing so, except to comply with actual legal obligations of such party or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration. The costs and expenses of the arbitration (excluding attorneys' fees) shall be paid by the non-prevailing Party or as determined by the arbitrator. This paragraph shall survive the termination of this Agreement.

        Section 10.    Entire Agreement.    This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written, but limited to the Employment Period.

        Section 11.    Binding Effect.    This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Company, including any company or entity with which the Company may merge or consolidate.

        Section 12.    Remedies for Breach.    Mr. Mitola acknowledges that his services pursuant to this Agreement are unique and extraordinary and that irreparable injury will result to the Company and its businesses and properties in the event of a material breach of the terms and conditions of this Agreement to be performed by him, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to enjoin him from performing services for any other person or entity in violation of any of the terms of this Agreement, and to obtain damages for any breach of this Agreement. In the event of a material breach by the Company of any of the terms and conditions of this Agreement to be performed by it, Mr. Mitola shall have all remedies, legal or equitable, available to him under the laws of the State of Illinois. The remedies provided herein shall be cumulative and in addition to any and all other remedies which either party may have at law or in equity.

        Section 13.    Costs of Enforcement.    In the event of any suit or proceeding seeking to enforce the terms, covenants or conditions of this Agreement, the prevailing party shall, in addition to all other remedies and relief that may be available pursuant to this Agreement or applicable law, recover his or its reasonable attorneys' fees and costs as shall be determined and awarded by an arbitrator or court, as the case may be.

        Section 14.    Headings.    Numbers and titles to paragraphs hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

        Section 15.    Severability—General.    If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

        Section 16.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first set forth above.

ELECTRIC CITY CORP.		JOHN P. MITOLA
By:	/s/ ROBERT MANNING	/s/ JOHN P. MITOLA
Printed:	Robert Manning
Title:	Chairman of the Board

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  Exhibit 10.49